EXHIBIT 99.2

Final Transcript

CCBN StreetEvents Conference Call Transcript

BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

Event Date/Time: Feb. 25. 2004 / 8:30AM ET
Event Duration: 1 hr 17 min

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Final Transcript

BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mike Potter
Big Lots Inc. — Chairman, President and CEO

Al Bell
Big Lots, Inc. — Vice Chairman and Chief Administrative Officer

Joe Cooper
Big Lots, Inc. — SVP and CFO

CONFERENCE CALL PARTICIPANTS

Eric Beder (ph)
Northeast Securities — Analyst

David Mann
Johnson Rice — Analyst

Jeff Stein
McDonald Investments — Analyst

Mark Mandel (ph)
Blaylock & Partners — Analyst

Ronald Bookbinder
Stern Agee — Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots fourth quarter 2003 earnings call. During this session all lines will be muted until the question and answer portion of the call. If you need audio assistance press star 0 and an operator will assist you. I would like to introduce today’s first speaker, Mike Potter.

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Thank you for joining us for our fourth quarter conference call. With me today is Al Bell, our Vice Chairman and Chief Administrative Officer, and Joe Cooper SVP and CFO. Also with me are Tim Johnson, VP Strategic Planning and Investor Relations as well as Chuck Haubiel, VP and General Counsel. For those of you joining our conference from a webcast today a slide presentation accompanies the audio portion of this call. For those of you listening by telephone you can view the slides during this call by going to our home page at www.biglots.com. From there following the links to our fourth quarter conference call where you will be offered three option for viewing the webcast slides. If you are participating by phone please use the third linked labeled live slides. The other two links labeled audio with slides are for Internet-only listeners. The slides for today’s presentation along with a recording of the call will be available at our website in the Investor Relations section of our website by noon today and will remain available through midnight, Wednesday, March 10th. The slides will help you follow along with our comments but are not necessary. Consistent with prior conference calls you’ll get all the information just by listening to the call.

I’d like to remind you any forward-looking statements we make involve risks and uncertainties and are subject to safe harbor provision as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements. We’d like to accomplish a number of things this morning. As I’m sure you read in our press release there are some complexities to our Q4 and 2003 financials. Additionally, as is customary with our forward-looking guidance we have some detail regarding our plans for 2004 that we want to tell you about. So Al and Joe will try to move through the KB Toys matters and financial results of 2003 so we can turn our attention to 2004. I’ll start the discussion of ‘04 with general overview and some thoughts about the key business drivers. Al will then provide some detail on our real estate strategy particularly plans for store remodels and furniture and some other initiatives. Following Al’s remarks Joe will discuss 2004 financial guidance with you, and then finally we will be happy to answer any of your questions.

We’ve worked very hard over the past three years successfully implementing key business initiatives specifically designed to

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Final Transcript

BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

increase customer traffic and expand the appeal of Big Lots to a broader customer base. We believe these initiatives are working as customer transactions have increased in eight of the last nine quarters. I’d like to take a moment to review some of these accomplishments. We executed a successful name change conversion, to one name, Big Lots from four separate nameplates, all under a fifth name, which was the holding company known as Consolidated Stores Corporation. 645 stores have been remodeled resulting in approximately 70% of stores which have been remodeled or are new stores in the last five years. We launched a national advertising campaign to increase customer awareness. Incremental costs of the program were funded by reducing the number of ad circulars in our eastern stores from 36 in 2000 to 25 by 2003. Merchants have responded to customer demand with certain key merchandising initiatives such as renewed focus on exciting branded closeout items, improved in-stock position on everyday basic items, expanded our successful furniture business, reduced the number of stores offering hanging apparel departments and positioned our offerings to focus on key categories of consumables, home, and seasonal. We continued improvement in our inventory management which led to faster turns and a fresher more exciting store for the customer. Finally, enhanced supply chain capabilities by adding distribution facilities in Tremont, Pennsylvania and Durant, Oklahoma as well as continuing to expand our systems capabilities.

As I mentioned earlier our fourth quarter and full year results include discontinued operation as well as items included in continuing operations that are not directly related to the company’s ongoing operations. Therefore the company has provided supplemental non-GAAP fourth quarter and full year financial statements that exclude these items. Discontinued operations included in the fourth quarter and fiscal 2003 net income include a charge net of tax to reflect the estimated liability related to the guarantee of lease obligations of KB Toys, a former division of the company. As I mentioned Al will discuss the KB Toys matter in more detail in just a moment. Also included in fiscal 2003 discontinued operations is a charge to settle a national class action lawsuit related to certain advertising practices of KB Toys. Finally, fourth quarter and fiscal 2003 discontinued operations include a benefit for additional tax matters related to KB Toys. Net charges for the above referenced items equate to a loss of 7 cents per diluted share in the fourth quarter and a loss of 9 cents for fiscal 2003. This is for discontinued operations. For fourth quarter in fiscal 2003 income from continuing operations includes items that are not directly related to the company’s ongoing operations. Therefore, the company has provided supplemental fourth quarter and full year financial statements that exclude these items. The items excluded from income from continuing operations include the net income resulting from the charge-off of the note and a warrant received at the time of the sale of KB Toys and the related tax benefits, and secondly a charge previously announced related to the company’s California wage and hour litigation settlement. The net effect of these two items is income of 10 cents per diluted share in the fourth quarter and income of 5 cents per diluted share for fiscal 2003. As you can see from the reconciliation included in this morning’s release as well as the slide on your screen now, if you’re viewing the slide presentation, the net after-tax impact of the excluded afore mentioned items is a decrease of 3 cents per diluted share in the fourth quarter, an increase of 4 cents per diluted share for the year, when adjusting for the KB matters and litigation charges.

Now let me comment for a moment on our Big Lots business. From my perspective the ongoing operation of the business were very strong in Q4, excluding KB toys matters and litigation, net income increased 25% to 82.6 million or 70 cents per share, compared to 66.2 million or 57 cents per share the strength in the business was a result of a strong comp in November and December, stable margin performance, and controlled expense growth. Clearly in the most important months of the year of November and December we capitalized on the opportunity when customer traffic was at its peak and posted a 6% comp in those two months. Overall we’re very pleased with our fourth quarter performance but a cautious consumer in the first three quarters of the year made 2003 somewhat challenging for Big Lots and several other major retailers in our space. Our customer was very focused on need-based merchandise, while their purchases of discretionary merchandise were much closer to need, or to an event, than in previous years. For the year we reported sales comps of 3.4% behind a 1.7% increase in customer transactions and a 1.7% increase in the value of the average basket. While I’m very pleased that we were able to post positive customer accounts in all four quarters in 2003, the average basket growth was lower than we expected. We’ll speak directly to this issue later in the call when we share our expectation for 2004 but the headline is that we believe there’s an opportunity for us to drive a higher bask than we did in 2003. Overall in ‘03 we accomplished a great deal with customer count growth in all four quarters. We remodeled 211 stores, launched our first national advertising campaign, expanded our furniture business to over 60% of the chain, built a distribution center, and continued to build a team of experienced and accomplished retail professionals. Again, excluding the KB Toys matters and litigation matters, EPS for the year landed at 73 cents per share, up 11% from last year.

As a point of reference, Thomson First Call consensus earnings estimates for 2003 were 68 cents. Disciplined expense management allowed to us leverage SG&A for the year and lower our leverage point to slightly above a 3% comp. Our balance sheet remains strong as net debt declined by 26 million in a year in which we funded the construction of a distribution center.

Now I’ll turn it over to Al who will walk you through impact of KB’s bankruptcy on Big Lots as well as the other items included in discontinued operations and continuing operations that do not relate to the ongoing operations of the business.

Al Bell - Big Lots, Inc. — Vice Chairman and Chief Administrative Officer

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Final Transcript

BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

Thanks, Mike. As Mike just mentioned, our reported results this morning included several items that make it somewhat challenging when reviewing our financial statements. I’m going to spend a few minutes discussing these items, the most significant is the January 14th bankruptcy filing by KB Toys, a former division of the company. There is a lot of detail in this morning’s release regarding the KB filing so I will focus on the highlights. The two most significant items related to the KB bankruptcy are the estimation of the fair value of the note received in the sale of KB and the loss contingency related to KB’s lease obligations.

As part of the sale of KB in December 2000 we received a ten-year note with a face value of $45 million which bears interest, on an in kind basis, at the rate of 8% per annum. The company also received a warrant to acquire up to 2.5% of the common stock of KB Holdings, Inc. As of February 1, 2003, the carrying value of the note was $16 million. For tax purposes, the note was originally recorded at its face value of 45 million, and the company incurred tax liability on the interest which accrued but was not payable. This resulted in the note having a tax basis that was greater than the carrying value on our books. The note became immediately due and payable at the time of KB’s bankruptcy. The company engaged an independent investment advisory services firm to estimate the fair value of the note and warrant for both book and tax purposes. The result of this estimate, the company charged off a portion of the note and wrote down the value of the warrant to zero , resulting in a book value of the note of 7.3 million, and accordingly recorded a pre-tax charge to continuing operations in the fourth quarter of 2003 in the amount of 9.6 million. In addition, as a result of the bankruptcy filing and the charge-off, the company recorded a tax benefit of 20.2 million in the fourth quarter of 2003.

Now let me turn to the lease obligations. When the company acquired KB Toys from Melville Corporation, now known as CVS, in May 1996, the company provided an indemnification to CVS covering, among other things, losses arising from continuing guarantee of KB store leases. As of January 31, 2004, the company had guarantee or indemnification obligation with respect to approximately 384 KB stores with leases extending through 2012. As part of the KB sale, KB indemnified the company with respect to all of the KB store lease obligations. In connection with the bankruptcy, KB is required to continue to make lease payments with respect to all leases except those that it rejects. As of February 17th, 2004, KB rejected 389 leases of which the company believes 90 have been guaranteed by the company or by the CVS subsidiary. The company engaged an independent real-estate valuation firm to assist it in the analysis of the company’s potential liability with respect to the 90 guaranteed leases. Based upon information currently available the company has recorded a charge to discontinued operations in the fourth quarter of 2003 in the amount of $14.3 million, net of the $9.7 million tax benefit which represents its best estimate of this loss contingency. Due to the preliminary nature of the KB bankruptcy, the company is unable to determine at this time whether any additional liability will result from the remaining leases.

In another KB matter unrelated to the bankruptcy proceeding mentioned above the company announced on August 20, 2003, that it had reached a preliminary agreement to settle a national class action lawsuit relating to certain advertising practices of KB Toys. The court issued a final order approving the agreement and the company contributed 2.1 million towards the settlement. Accordingly, an after-tax charge of 1.3 million was recorded to discontinued operations in the third quarter of fiscal 2003. Additionally, during the fourth quarter we closed federal audits of tax years up to 2000, including KB operations, with a favorable tax impact of approximately 5.8 million, which was recorded as a credit to discontinued operations in the fourth quarter. As we reviewed these items I think it’s important to note the net effect of all of these KB matters for the year was a credit of $850,000 net of tax. Additionally, due to the nature of the related tax benefits, these items are expected to have a slightly favorable impact on 2004 cash flow.

Additionally, as a reminder, the company announced on August 20th, 2003, that it reached a preliminary agreement to settle two California class action lawsuits relating to the calculation of earned overtime wages for certain of the company’s former and current store managers and assistant store managers in that state. Final court approval of the proposed settlement was received on February 4th, 2004. The company now expects the total after-tax charge to be 5.7 million, $0.6 million lower than its original estimate which was recorded during the second quarter of 2003. As previously communicated the company does not expect this settlement to have a material impact on its cost structure going forward.

Joe.

Joe Cooper - Big Lots, Inc. — SVP and CFO

Thanks, Al. And good morning everyone.

Since the effect of the KB matters and litigation charges do not relate to the ongoing operations of the company, I’m going to speak of the results excluding these items as we believe they better reflect the underlying operating performance of the business. This morning as Mike noted we reported fourth quarter earnings of 70 cents per share. Operating profit for the quarter was 131.6 million and that’s up 17.2 million over last year., with rate expansion of 50 basis points. Net income of 82.6 million for the quarter was up 25% compared to net income of 66.2 million last year. For the fourth quarter sales were 1.33 billion. That’s an increase of 9.2% over the fourth quarter 2002. The sales growth came from the 4.7% comp store sales increase on top of the additional square footage from new stores and furniture expansions.

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Final Transcript

BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

Now turning to gross margin, we reported gross margin rate for the quarter of 42.5%, that’s down ten basis points over last year but in line with our guidance. The rate decline to last year is principally due to the strength in lower IMU consumables categories and the softness in our higher margins discretionary categories. As we have commented on several occasions sales in our lower margin consumables and hardline categories were stronger during the quarter and helped drive customer traffic. Furniture sales were a key contributor for the quarter as this area of the store benefits from the closeout traffic generated throughout the holiday season. Toy sales were softer in December than November but generally speaking they comped positive for the quarter. In contrast, our home decor business continues to struggle as sales trends did not improve during the fourth quarter as customer traffic accelerated. For fourth quarter our SG&A rate was 32.6%, and that’s in line with our prior guidance, and down 60 basis points to last year. The rate decline compared to last year is principally due to leveraging our highly fixed cost structure at a 4.7 comp. Net interest expense was 3.7 million for the quarter, down 1.2 million compared to last year, due to lower average borrowing and the capitalization of interest on the construction of our Durant DC..

Our income tax rate for the quarter was 35.4%. This rate,which was lower than our previous guidance of 39.5%, benefited the fourth quarter by an estimated 3 cents per share. The principal reason for lower effective tax rate was the substantial resolution and closure of several years of income tax audit activity that occurred primarily in the fourth quarter. The 21.7% rate in the fourth quarter related to income from continuing operations includes the tax benefit from the charge-off of a portion of the value of the KB note that Al previously discussed. We do not expect this level of audit resolution to continue in 2004. However, we do expect the tax rate for next year to be slightly lower than our historical 39.5% rate, more in the 38.8 to 39.5% range. In terms of the balance sheet, we continued to aggressively focus on working capital management and improving free cash flow. At the end of the year net debt was $34 million, and that’s our lowest level in the last nine years and a level that was down 26 million to last year despite the funding of our Durant DC out of operating cash flow. This gave the company great liquidity as our peak borrowing under the credit facility was only $77 million in 2003 and we had direct borrowings under the facility for only 83 days of the year.

We exited the fourth quarter with total inventory of 830 million, up 3% on a per-store basis. It’s slightly higher than our initial expectations principally due to soft January sales and additional deliveries of furniture earlier than originally planned. The acceleration of furniture was to ensure we are prepared to maximize first quarter sales during the much anticipated tax refund season. Sales growth coupled with ongoing inventory management increased our inventory turn to 3.0 up from 2.9 in 2002. This represents the fourth consecutive year of improvement in this key metric. Capital expenditures in the fourth quarter totaled 38.8 million, an increase of about 5.2 million to last year, principally due to the construction cost related to our Durant DC. Capex for the year was 163.7 million, and that’s in line with our previously communicated guidance. Depreciation and amortization for the quarter was 24.0 million and for the full year was in line with guidance at 91.6 million.

In terms of store growth we added a net of 6 new closeout stores and 24 furniture departments during the fourth quarter. At the end of the year we were operating 1,430 stores including 45 freestanding furniture stores. The net increase of 50 stores in 2003 was made up of a net of 54 additional Big Lot stores, and the reduction of a net of four Big Lots Furniture stores. Our closeout stores included 844 furniture departments at year end and that’s up 157 units, or 23% over the prior year. Total square footage at the end of the year was 40 million square feet, a 5.5% increase over last year.

Now I’ll turn it back over to Mike.

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Thanks, Joe. As you read in this morning’s release we have several key business initiatives planned for 2004. The key components are: The continuation of our national advertising campaign providing a cost-effective way to leverage the company’s single brand and increasing its brand awareness. We began shipping merchandise from our new distribution center in Durant, Oklahoma. We’re going to make further progress on key supply chain initiatives with the introduction of our scope project. Continued expansion of our furniture business by completing the elimination of hanging apparel departments from all of our stores. The continuation of the store remodel program by remodeling 68 stores in eastern U.S. markets, many of which will include expanded furniture departments, the opening of 90 new closeout stores which will be about 60 net of closings. Finally we’ll implement UPC capabilities and debit card technology in a majority of our stores.

First I want to focus on our national television advertising strategy. Up until 2003 Big Lots was focused on local or spot television advertising. We would analyze the cost, benefits, and store density of a market to ensure if we invested dollars we’d get an acceptable return. From the mid 90s up through 2002 we added TV in markets where there was a financial return and eventually reached a high of 850 stores, or approximately two-thirds of our store base. When we analyzed the results we estimated mid single-digit sales lift in year one followed by continued incremental growth on top of the new base in year two and beyond. However, we were at the point where added additional markets was not cost-justified. This left several large markets such as San Francisco, Miami, Boston, and Chicago untouched by television simply because we were either under-stored or it was cost prohibitive. In the interest of expanding our customer base and increasing our overall level of brand awareness we made the decision to go to national television advertising in 2003 covering all 1400 stores for 25 weeks out of the year. At that time we estimated the comp impact for the total company would be

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Final Transcript

BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

about 1% and the program would be slightly accretive in 2003 but increase our SG&A rate slightly. Our analysis suggest results in new TV markets were slightly above plan for the year.

For 2004 we expect result in new TV market to continue to outpace the balance of stores adding approximately 1% to our comps, and generate SG&A leverage for the year as TV behaves more like a fixed cost component of our SG&A. We’ve discussed on several occasions our desire to become more efficient in our supply chain with the goal of getting the right merchandise in the right store at the right time. In the last three to five years we’ve invested in our distribution network, a SKU based inventory system, data warehouse platform to gather information, hired experienced retail professionals to begin to establish the processes to leverage these investments. Today we want to introduce to you our scope initiatives,that stands for supply chain operational performance enhancements that we’ve been working on through this year. It’s an expansion of our supply chain initiatives to take us into the next few years. After months of internal review and help from outside experts we’ve decided to move forward and install a new merchandise planning and allocation system. Our desire is to move toward the more customer centric demand based model compared to the supply based system we have in existence today. In our current planning environment all merchandise plans are completed at the department level. Partnering with Think Fast we’re developing demand forecasting capabilities and a merchandise planning system that will allow us to build the plan at the sub class or class level and eventually customize our assortments by store.

Aside from the obvious benefits of better understanding sales margin and inventory performance, the big up side is the opportunity to micro merchandise our stores. Our real estate fleet is extremely diverse compared to a more conventional retailer who may benefit from the cookie cutter, build to suit portfolio. Due to our opportunistic real estate strategy we have very different shapes, sizes, demographic profiles, we have stores that are rural, urban, in higher income areas, lower income areas, we have ethnic stores, et cetera. While our planning and allocation of merchandise is improved greatly over the last three years the tools we’re developing will help us tailor our merchandise mix to account for these different store attributes. We’ve been developing a lot of good information but now it’s time to give our team the tools to use it. Until we use the information to impact each store we’re not coming close to maximizing our potential. These systems are crucial and necessary to fully maximize the sales per square foot opportunities that exist in our business today. The majority of the scope costs will be incurred in 2004 and cause slight SG&A de-leverage by itself. However, this is just one component of our cost structure for 2004, and as Joe will share with you shortly we’re expecting significant SG&A leverage for the company overall in 2004. Scope benefits will come primarily in 2005 and future years in the form of higher sales, improved margins, and lower inventory levels.

Next I want to touch briefly on the construction progress of our fifth distribution center located in Durant, Oklahoma. We began receiving goods in January and are on target to begin shipping goods to 120 stores by the end of April. Consistent with 2001’s smooth opening of our DC in Pennsylvania we will start slow with a small number of stores and build gradually over time. In 2004 the transportation savings are not enough to offset the fixed costs of this facility and will result in slight de-leverage this year which is typical of a first-year new DC. Total capital for the project is on budget at approximately $70 million, and with the completion of this facility we can support approximately 1750 stores across our distribution network.

During the fourth quarter, we began a process of reengineering our Columbus distribution center. To give you a little background, the Columbus DC and general offices were built in 1950 and we acquired this facility at a closeout in 1985 from White Westinghouse. Over the last 15 years, segments of the DC have been updated but in our estimation the age and condition of the conveyor equipment are in need of overhaul. So, we’re taking the opportunity to update the equipment but we are also going to reconfigure the entire building one section at a time to increase our productivity. Because our Columbus DC is the oldest in the fleet and was not built with a closeout retailer in mind it is the least productive in terms of carton through-put at 15 to 20% below any of our other existing facilities which were developed with our business in mind. To relieve some stress on this facility’s operation and lower the risk profile during the reengineering, we’ve shifted 170 stores from this facility, leaving us with a more manageable number of stores to be serviced from Columbus during 2004. We anticipate the project will be complete in mid-2005, an estimated cost of $20 million with the majority of the capital outlay occurring in 2004. Estimated SG&A impact is minimal and again has been included in our guidance which calls for significant leverage in 2004.

Now let me turn it over to Al who is going to discuss our expansion plans for furniture, the next steps in our store remold program and new store operations initiatives for 2004.

Al Bell - Big Lots, Inc. — Vice Chairman and Chief Administrative Officer

As you know our furniture business has been a very successful growth vehicle for the company. Over the last eight years furniture has grown from a test idea to being approximately 13% of our business in 2003. With sales per square foot and inventory turns above company average at a gross margin rate similar to company average the furniture category is one of the most productive in our store. Additionally, unlike most traditional furniture retailers, we do not have to heavily invest in advertising to drive traffic. Instead, we leverage off of the closeout traffic that is already in our store. We have be reluctant to expand our furniture strategy to the west coast due to space constraints in our stores, distribution capacity issues, developing our California DC, and inefficiencies of

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Final Transcript

BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

transporting product across the country from our Columbus Furniture DC. In an effort to further expand this business and make it a coast to coast strategy for the company, we are looking to lease a furniture distribution facility on the west coast. We believe this decision is significant for our business and positions us to become one of the dominant furniture retailers in the country. It will be a capital investment of approximately $5 million for interior racking and build out of the leased space. Our estimates suggest the fixed costs associated with this new facility will be offset by transportation savings in 2004 and provide SG&A leverage opportunities in 2005 and beyond.

Concurrent with the decision to set up a distribution facility in the west, we have decided to move even more aggressively toward furniture by eliminating hanging apparel departments in the balance of our stores. Currently approximately 435 stores sell hanging apparel, and we will be exiting this category in the second and third quarters of 2004. This will allow us to expand an existing furniture department or add a new department space permitting. During 2004 we will add a net of 219 new furniture departments, ending the year with 74% of our closeout stores having a furniture department, up from 60% at the end of 2003. Additionally, we will expand existing furniture departments in approximately 147 stores where apparel has been removed. If the space made available by removing apparel will not accommodate a fully merchandise furniture department we have developed a bulk furniture assortment of ready to assemble merchandise which requires significantly less square footage. The RTA program features more self-service items similar to other departments in the store and features items such as ready to assemble bookcase and entertainment centers, coffee tables, end tables, and chairs. As I mentioned earlier, sales per square foot in furniture is above the company average and generally speaking is replacing apparel where sales per square foot is below the company average. All in all a good trade. And we estimate that incremental furniture sales in 2004 will add slightly less than 1% of comp to our results. Additionally, due to the minimal capital outlay required we should recover the incremental investment in just over one year and drive incremental EPS in 2004.

Over the last three years we have remodeled 645 stores. In 2001 and 2002 our remodels were very successful. The focus was cleaning up the stores, getting them to the new Big Lot standards, supporting the re-grand opening with marketing and television support and changing the name to Big Lots from Pic-N-Save, MacFrugal’s, or Odd Lots. For the majority of these markets this was their first experience with television advertising. The sales lifts experienced and maintained in these markets were significant enough to generate a payback in less than two years. In 2003 we moved to some of our more mature existing Big Lots markets who had benefited from television coverage for several years. Generally speaking, the stores were older, slightly larger, required more work, and all stores were relayed to a more desirable store layout. Unfortunately, as we have communicated previously, the financial returns have been below our expectations and have caused to us revisit our strategy.

For our 2004 remodel plans we have decided to be more prescriptive in the selection of certain stores within a market rather than feeling compelled to remodel all stores in each market. The remodel activities will consist of improved lighting, fresh coat of paint, and an upgraded front end POS environment to improve customer service. Additionally we will be taking the opportunity to include furniture departments where possible, but we will not be executing a full-store relayed or moving all merchandise categories and fixtures like we did in 2003.

In 2004 we are planning to remodel 68 stores across 12 markets. Additionally, we will be adding the closeout swing area, or CSA, to another 62 stores in the same 12 market where we are remodeling stores. These 62 stores were individually reviewed but deemed to be up to our current standard, not in need of a remodel, but they could easily accommodate a CSA. For those of you who may not be aware of what a CSA is the CSA is a concept born in our Ohio LAB stores. It features at the front of the store the newest and most compelling branded closeouts that the store has to offer. The selection can vary by store, and items normally only last a few days before selling out or moving to their natural home in the store. This year’s schedule of remodel programs is as follows: From Q1, 18 stores in April. Q2, 48 stores with 25 in May and 23 in June, and two stores in September in Q3. Turning to the P&L impact of this initiative we expect this year’s remodel program to be only slightly additive to comps for the year, and estimate the EPS impact will be break-even by the end of 2004. At the end of 2004, with approximately 700 remodels in the last four years, and the new stores opened in the last six years, we estimate approximately 70 to 75% of our stores will represent the best of what Big Lots has to offer in terms of the condition of the physical plant.

From an information technology and store operations perspective, we have two significant projects we will be working on which will provide leverage opportunities in the second half of this year and in future years. First, the improvements made over the last three years in systems and store standards now have us well positioned to implement enhanced bar code technology, or UPC, in our stores. We view this as an opportunity to make more efficient use of our store payroll and spend less time ticketing merchandise and more time focusing on customer service and merchandise presentation. Next, we will be rolling out debit card readers to over 900 stores during 2004. Debit card usage as a percentage of tender continues to increase in our stores. Without debit card readers a debit transaction is processed like a credit card and carries a much higher transaction fee. The cost to process a debit card can be up to 50% lower than a credit card transaction.

Now that Mike and I have outlined the initiatives planned for 2004 Joe will explain how these investments flow through the year and impact the quarters.

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Final Transcript

BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. — SVP and CFO

Thanks, Al. We’ve developed a 2004 sales plan that calls for total sales growth of 9 to 10%, which is based on a mid single digit comp, combined with 4 to 5% growth from 60 net new stores. During 2004 we anticipate opening 90 new stores and closing 30. We will also add a net of 219 furniture departments to new and existing stores. As I’ll explain in a moment, the plan reflects mid single digit comps in the first and second quarters up against easier comparisons to last year. Despite more challenging comparisons in the third and fourth quarters, comps are also planned up in the mid single digit based on the continued impact of national TV and some specific merchandising initiatives that Mike will cover in a moment.

Overall we’re planning 2004 EPS in the range of 80 to 86 cents, up from 2003’s EPS of 73 cents which excludes KB Toys matters and the company’s California wage and hour litigation settlement. This represents a 10 to 18% increase in EPS and expanding operating profit rate. We have included a table in our press release that sets out our plan for the year. The plan is based on a gross margin in the range of 41.3 to 41.7%, or down 10 to 50 basis points to 2003. Despite improvements in markdown management, gross margin is expected to be slightly down to last year as you can see. We expect our lower margin consumables business will continue to lead store comps and drive customer traffic higher. Additionally, the increased freight costs on import categories of approximately 30% that went into effect in the back half of ‘03 will continue to negatively impact our IMU in the front of half of ‘04. Said another way, Q1 and Q2 sales of imported merchandise will be costed including higher freight rates in the last year. We are in the process of negotiating freight rates for our next annual contract, which will cover May 2004 through April 2005 and will share more information as it becomes available.

Regarding SG&A we are planning a rate in the range of 37.4 to 37.8%, which is down 50 to 90 basis points to 2003. We’re very pleased to plan this expense leverage at a mid single-digit comp. In fact, expense begin to lever at slightly lower than a 3% comp despite the investment spending Mike and Al described earlier.

Net interest expense should be in the 17 to $18 million range up from 15 million in 2003. During 2003 we capitalized interest costs associated with construction of our Durant DC. With the opening of Durant in ‘04, capitalized interest is substantially reduced and is only partially offset by the expected lower average borrowings in ‘04. The effective income tax rate is planned to be in the 38.8 to 39.5% range or below our historical 39.5 rate. The decline is principally due to the certain allowances of reserves no longer necessary with KB Toys in bankruptcy.

Now I’ll take a moment to walk through the quarters in a little more detail. As a reminder one last time, 2003 comparisons exclude the impact of KB matters and litigation charges.

In the first quarter we’re planning comp sales up in the mid single digit range up against a 1% comp in 2003 and that’s our easiest comparison of the year. However, based on the recent sales trends exiting January ‘04, we believe a mid single digit comp plan is appropriate. With February almost over at this point, we’re pleased to share that we estimate February comps will be up in the 4 to 5% range, an improving trend after the soft January. Sales for the combined period of March and April are planned up in the mid single-digit range. However, based on Easter coming a week earlier this year compared to last year we have moved forward our merchandising and marketing efforts. Accordingly we expect March comp sales to increase in low double digits and April’s comp to decrease in the low single digits. The first quarter gross margin rate is expected to be down 90 to 130 basis points to 2003. As I mentioned earlier Q1 will be negatively impacted by the higher import freight rates and merchandising mix pressure from a growing consumables business that’s expected to continue. The SG&A rate is expected to be flat to 40 basis points below last year. Clearly leverage is more challenging at a mid single digit increase versus last year when comps were up only 1% for the quarter. EPS is estimated at 3 cents to 7 cents compared to 9 cents a year ago. Q1 is the only quarter of 2004 where EPS is expected to decline as gross margin rate comparisons to ‘03 will improve, or are expected to improve as we move throughout ‘04.

Turning to the second quarter we’re planning comps in the mid single digits based on a combination of impact of national advertising, year-over-year increase of 226 furniture departments, and the compounding effect of our merchandising initiatives. The gross margin rate for the quarter is expected to be 10 to 50 basis points below last year. You will remember that last year we took a significant amount of markdowns to address summer merchandise which was held up by the west coast port dispute. While we do not expect the seasonal markdown issue to repeat itself, we are expecting the gross margin rate to be below last year, and that’s due to several factors; the impact of Q1 seasonal merchandise deliveries under higher import freight costs, number two, an expected strength of lower margin consumables, and, finally, the incremental markdowns necessary to eliminate hanging apparel. Conversely, we’re planning significant SG&A leverage for the second quarter based on fewer and less extensive remodels this year compared to 2003. The combination of lower investment spending and the leveraging of a largely fixed expense base over a mid single-digit comp should drive expected leverage of 100 to 140 basis points when compared to last year. EPS is expected to be in the range of flat to 4 cents. This compares favorably to our loss per share of a penny a year ago.

For the back half of the year we’re planning mid single-digit comps for both the third and fourth quarters. National advertising is expected to continue to drive increasing levels of customer traffic

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BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

as we move throughout the year. Additionally, the elimination of hanging apparel in the middle of the year will free up space in our stores for more productive categories as well as other merchandising initiatives.

We expect the gross margin rate for the third quarter to be flat to slightly down due to an ongoing strength in lower margin consumables and the incremental markdowns needed for the final elimination of hanging apparel. SG&A leverage in Q3 is significant, at a mid single-digit comp and is the function of minimal remodel activity in Q3 and Q2 of 2004, versus 153 stores during the same time frame of 2003. In the third quarter EPS is planned at a loss of a penny to a profit of 3 cents, and that compares favorably to the loss of 4 cents we reported last year.

Fourth quarter EPS is expected to be in the range of 73 cents to 77 cents compared to 2003’s EPS of 70 cents. At first glance the EPS growth rate in the fourth quarter might appear to be conservative but remember the 3 cent tax benefit recognized in ‘03 which is not planned to be repeat in 2004. In the fourth quarter we expect to see gross margin rates stabilize and potentially improve with our expectation calling for a range of 30 basis points down to ten base point up compared to last year. In a nutshell changes to Q4’s seasonal strategies and expected improvement in our home decor businesses are the key factors. SG&A leverage of 20 to 60 basis points is expected against a strong finish to 2003’s Q4.

Turning to the balance sheet, we expect inventories to continue to be managed in a very disciplined way, with the turns improving from 3.0 to an estimated 3.1. Capital spending is planned in the rang of 115 to 120 million, that’s down 44 to $49 million compared to 2003. 2004’s capital plan is reflective of 90 new stores, 231 furniture department additions or expansions, 68 store remodels, the reengineering of our distribution center here in Columbus, and the addition of a west coast furniture DC. And, we expect free cash flow to be in the range of 80 to $100 million. Depreciation for 2004 is planned in the 102 to $105 million range.

That concludes my remarks. Now I’ll turn it back to Mike for insight on our merchandising strategies for 2004 and closing comments.

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Thanks Joe.

The key to driving meaningful operating profit growth in this business all starts with sales and comps. In order to drive a meaningful comp we need strong customer traffic in our stores and we need to be appealing enough to the customer to get them to shop the entire store. In the last two years we’ve brought new customers into the store and existing customers have shopped more often. However, in 2003 the average basket growth at 1.7% was disappointing as customer shopping was heavily focused on consumables, hardlines, and furniture. In simple terms we cannot afford to have under performing categories in our store and in 2003 the seasonal and home decor portions of our assortment were disappointing.

So what are some of the things we’re going to do about it? In December 2003 I’m sure you remember John Martin joined our strong merchant team as Executive Vice President of Merchandising. John has an extensive retail background with most recent position at seasonal and home decor focused businesses such as Garden Ridge and Michael’s. We’re adding resources to a group of the best closeout merchant talent in the industry. John and our merchant team are intensely focused on turning around our higher margin seasonal and home decor businesses.

First, in seasonal you’ll significant changes in the assortment and timing of merchandise flow in the back half of 2004. In ‘04 we will flow seasonal merchandise later and closer to the peak sales period which should drive margin improvement and make the store feel fresher and more ever changing than in previous years. While fall of ‘03 was the much improved performance over fall of ‘02, our merchants have planned even more dramatic change for next year focused on an even greater efficiency and net margin for this important category.

Next, in the home decor portion of the store we have again added some great merchant talent and resources to this key area of the business. Based on competitive information and learnings, it appears that certain holes existed in our assortment in 2003. Fixing this issue won’t happen overnight but we’re already making some progress in specific areas of the store such as tabletop and food prep. Other portions of the assortment such as home decor, stationary, and party goods are being critically reviewed and new strategies developed which should impact second half of this year. Aside from these two businesses, we’re critically evaluating all sections of the store looking to expand the presence of closeouts and make a stronger statement to the customer of brand names at closeout prices.

Additionally we’re reviewing the performance of our never-out merchandise for opportunities outside of the consumables area. The never-out program has been a big hit with the customer and can also be used to leverage the appeal of closeouts in our store. Our merchandising of a never-out product right next to a similar item that’s a branded closeout can be very impactful while really appealing to two potentially different customers; the day in and day out budget customer, and the treasure hunter looking for brands. We believe the never-out concept could be relevant to the customer in a number of different areas of the store such as pet food, tools, tabletop, and food prep just to name a few.

Another growth vehicle is in the food area and specifically the option of direct store delivery programs, or DSD. We’ve been growing DSD over the past couple of years. Based of the successes to date, we’re looking to move forward quickly with such ideas as

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Final Transcript

BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

Little Debbie Snack Cakes, expand our current assortment of Frito-Lay and Good Humor Ice Cream and some micro marketing opportunities in Hispanic markets.

Let me just add a few final remarks then we’ll open it up to your questions. Clearly in the last three years we’ve invested in the business for the sole purpose of driving customer traffic and it’s working. Customer transactions continue to grow each quarter and the focus for ‘04 is maximizing the value of each of those transactions., whether it’s through a bigger basket or more efficient cost of each transaction. If you remember in 2002 our great comp performance of 7.7% was a result of consistency across all categories of the store. In 2003 the biggest reason our comps were only 3.4% was a lack of that consistency. We know what we did wrong and we know how to fix it. And finally 2004 is the year where our team is committed to driving operating margin expansion through the benefits from the investments of the last three years. The future is bright, as our merchandising, customer service, supply chain, and overall execution continue to get better each and every day.

With that, John, I’ll ask to you open it up for questions.

QUESTION AND ANSWER

Operator

Thank you. Ladies and gentlemen, if you’d like to ask a question please press the 1 key on your telephone. To ensure that everyone has an opportunity to ask a question we ask that you limit your questions to two per phone line. Our first question comes from Eric Beder of Northeast Securities. Please go ahead.

Eric Beder - Northeast Securities — Analyst

Good morning.

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Good morning.

Eric Beder - Northeast Securities — Analyst

Just two questions. One on the consumable mix shift. Is that something that you think is even going to happen even further in terms of the consumable mix for customers, people buying closer to need, and are those trends deepening even further or is that something you believe you can change as you update the home decor and some of the other items?

Mike Potter - Big Lots Inc. — Chairman, President and CEO

The way I would describe it, Eric, we see the strength in consumables as being a good thing. Consumables is what draws the regular traffic in, it’s what keeps people coming in every week. And actually our consumable category, while the margin is less than the average, it’s still a higher margin than most retailers in consumables due to the brand-name closeouts we have. So really for us, mix is more controlled by getting the balance performance in all of our categories. Last year we had incredible strength in consumables and hardlines but we underperformed in some of the other categories and we think that’s more an issue of how well we execute than it is an issue of what the customer is doing due to economic reasons.

Eric Beder - Northeast Securities — Analyst

Furniture, you put in the smaller department now. Do you believe that you can now have furniture eventually in all 100% of your stores?

Mike Potter - Big Lots Inc. — Chairman, President and CEO

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BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

I think we believe we can just about get to 100% of stores in some way or another. There’s going to be varying sizes of furniture departments and even outside of furniture departments where we don’t have enough room we may still have furniture related offering.

Operator

Our next question comes from David Mann of Johnson Rice. David, your line is open.

David Mann - Johnson Rice — Analyst

Good morning. In terms of fourth quarter gross margin you mentioned a couple of items. The overall margin seemed to be higher than I expected. Can you talk about other factors that affect that, specifically any comments on markdowns, shrink, what have you?

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Yeah, that’s a good question. I would say there’s a few smaller contributors that are moving together but probably the most important thing is that we did a better job in fall of ‘03 than we did in fall of ‘02 controlling markdowns and seasonal. When we finished ‘02 I’m sure most of you listening to us then remember that we were going to plan fall of ‘03 differently, take a more conservative inventory position primarily in the fashion area and we did that. We also created a more controlled markdown. We brought in the earlier sets with specific color codes on the tickets. We had two different color codes so it allowed to us pinpoint the markdowns throughout the season and essentially be more efficient with that. So in the end the strategy worked and it saved us lot of markdown dollars. What I would tell you is that we’re still spending a lot and with the changes we’re going to make for ‘04 we’re expecting to have even further improvement.

David Mann - Johnson Rice — Analyst

Okay. And then on some of the initiatives that you laid out on the system side, like debit cards, have you tested any of that, like debit cards in any of your stores to get a sense on what kind of benefit you’ll get?

Mike Potter - Big Lots Inc. — Chairman, President and CEO

We definitely have tested UPC and actually in terms of a test it’s not a limited store test it’s actually just a limited category test. All of our frozen food departments as an example are operating under UPC today. We also are doing that with 33 cent candy bars and other key items at the front of the store. That’s been something we’ve been working on for awhile, and debit card is really a similar issue. We have not rolled anything out company wide but we definitely understand how to execute debit card readers. It’s a pretty easy return on investment analysis for what it cost for capital to put it in versus what we save in transaction rate.

Operator

Once again if you would like to ask a question, simply press the 1 key on your touch-tone phone. And our next question comes from the line of Jeff Stein and Neal Goldfarb of McDonald Investments.

Jeff Stein - McDonald Investments — Analyst

Good morning. Couple of questions. First of all what is your assumption with regard to freight rate increases for 2004? What have you built into your guidance?

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Right now we’re assuming that they don’t change much, and so far that’s the early indicator, and it’s hard to predict at this point. Most of the negotiation occurs closer to April but our assumption is that they hold relatively flat to the 30% increases that we saw last year.

Jeff Stein - McDonald Investments — Analyst

Okay. Mike, and could you explain why the gross margin — this is part of the same question — why the gross margin will improve throughout the course of the year? You’re looking for a much bigger drop in Q1 for the reasons you mentioned, but why does — why is that mitigated as we go through the year?

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Two things, I guess. We will expect that as a result of improving some of the higher margin categories that were underperforming last year that that’s going to provide some offsetting positive mix impact, and related to IMU we also are expecting to be able to make some improvements in some of the existing IMU in certain categories. And secondly, we expect in — as I mentioned, with David Mann’s question, in the fall season in particular we think we can continue to make progress in how we spend markdowns on the seasonal category.

Joe Cooper — Big Lots, Inc — SVP and CFO

Jeff, I’d just add that regarding the freight rates, as you recall, they took effect in the second quarter of last year on our purchases, so actually through a realized IMU basis really started impacting us last year at the end of the second quarter and the back half of the

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Final Transcript

BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

year. So the front half of this year we’re up against the lower freight rates last year. We’re in the back half we’re actually assuming we’re anniversarying flat freight rate increases. So that’s another reason.

Operator

Our next question comes from Mark Mandel of Blaylock & Partners.

Mark Mandel - Blaylock & Partners — Analyst

Thanks and good morning everyone.

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Good morning.

Mark Mandel - Blaylock & Partners — Analyst

Could you comment, please, a little more detail on the availability of merchandise that you’re seeing in the closeout channels and if you could add any specific comments in terms of, you know, programs that you’re working on other than obviously furniture which you’ve already discussed.

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Yeah, I think we actually talked about a number of different programs that we’re working on but in terms of closeout availability that’s a question that I think is rightfully asked and has been asked for more than a decade with Big Lots. And, I think there’s a couple of trends that continue to make it encouraging as we look out on the supply side of closeouts. First of all, we’ve never really never had a time period where the availability of merchandise has been an issue in our performance, and I think that certain trends are driving that. There are over 30,000 new products introduced every year in consumer packaged goods and that number keeps increasing every year. And that’s a factor of manufacturers who are many of them public companies in a highly competitive marketplace that are all trying to grow their business. There’s also a — quite a domination of a few key retailers, a lot more inventory pressure being pushed on manufacturers from the retailers who are dominant and it’s putting a lot of challenge on the manufacturers that need to grow and also need to protect their inventory risks, and that’s where we feel a pretty important role with the manufacturers. The other thing I would tell you is that certainly the acquisition of MacFrugal’s in 1998 has helped us become really the national player of size as a one-stop shop for major manufacturers that it’s one phone call. We’re big enough to handle whatever they have, and we provide first-rate service and obviously a great credit record and all the things they look for, for who they deal with. I think we continue to see the availability as being very good.

Mark Mandel - Blaylock & Partners — Analyst

Second question is, with respect to the freight rates, where exactly are you seeing these increases? Is it domestically? Is it coming from over seas, and what percent of product are you actually receive from overseas mark? Given your size and national exposure, I guess I’m just a little surprised at the magnitude of that increase.

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Yeah, that’s import freight rates. That’s not really as much a domestic issue. That’s import. And I think every retailer can tell you that the increases that we all incurred last year were record setting increases. The import container companies are really not subject to some of the regulations that other businesses are subject to and they can hold hands together and leverage their strength in negotiation, and they did that in a big way last year. There was an imbalance of demand and supply and all retailers negotiate hard but all retailers experience very large increase. It’s a matter of fact within the industry. We’ve been doing the best we can do to manage the cost side of our business, manage the retail pricing of our business but we haven’t been able to fully offset those kinds of rate increase. They’re the largest that I’ve seen in 12 years at Big Lots.

Operator

Our next question comes from Ronald Bookbinder Stern Agee. Your line is open.

Ronald Bookbinder - Stern Agee — Analyst

Yes. The first quarter, when the gross margin, can you give us some color as to the breakout as to what is the pressure from freight and what is coming from the improved sales of the consumables?

Joe Cooper - Big Lots, Inc. — SVP and CFO

Well, we really can’t break it outline specifically, Ronald, but, you know, I think you kind of hit on it. It’s going to be an impact of the beginning cum, it’s going to be a position of where our mix is. Obviously we’re expecting to improve upon the discretionary categories throughout the year but we expect that to still be a challenge in the first quarter. To some extent it’s the timing of markdowns, and there’s a lot of different moving parts but you’ve essential hit on those things that are impacting it.

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BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

Ronald Bookbinder - Stern Agee — Analyst

As you plan to flow goods later for the seasonal versus buying more conservatively as you did this past fall, does that add to any risk of missing some sales?

Mike Potter - Big Lots Inc. — Chairman, President and CEO

No, and I wouldn’t take it just literally as a later flow. We’re being more point in what we’re flowing at what time of the year. I guess part of the strategy that I could expand upon is what did work last year was we toned down on some of the fashion, we made our positions stronger in the basics, we bought reduced levels of inventory, and we controlled our markdowns through that process. That’s somewhat of a similar approach to next year but probably even more dramatic. We’re actually taking a different look at our pricing structure and our promotional flow, and I won’t go into details for competitive reasons but we’re also going to take a very different approach to trend merchandise versus fashion merchandise, and it’s not a comp strategy for the fall, it’s a margin growth strategy. And we’re real comfortable. Our merchant team has done a great job of learning from what went right in ‘03 compared to ‘02 and expanding that strategy into something that we think is going to have some nice benefits when we get into the fall of ‘04.

Ronald Bookbinder - Stern Agee — Analyst

Thank you.

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Thanks, Ron.

Operator

Our next question is a follow-up question from David Mann at Johnson Rice. Please go ahead.

David Mann - Johnson Rice — Analyst

Yes. In terms of the balance sheet your payables to inventory leverage went down somewhat. Can you just explain that a little bit?

Joe Cooper - Big Lots, Inc. — SVP and CFO

David, that’s principally because we in the fourth quarter went ahead and reclassed some items out of AP and made it a pure AP trade. And we’ll speak more to that when we actually release our annual report it will be explained. But in the third quarter and historically we have some accruals in there, so, for example, the California wage and hour settlement was sitting in there, which we believed was kind of — it was tough to pick out our true AP leverage, which really should be correlated to inventory, so now it’s a pure AP trade.

David Mann - Johnson Rice — Analyst

Okay. And then in terms of your comp guidance for ‘04 can you just give us a sense on traffic versus ticket, how you expect that to break out? I mean, should that be a little more even than it was this past year?

Joe Cooper - Big Lots, Inc. — SVP and CFO

I think that’s probably a fair assumption for a mid single-digit comp I think we’d be looking for it to be a fairly even split between traffic and basket.

David Mann - Johnson Rice — Analyst

And the traffic component really being driven by the expanded advertising?

Joe Cooper - Big Lots, Inc. — SVP and CFO

Traffic being driven by all the things we’ve been doing over the last three years to drive that component, yes.

Mike Potter - Big Lots Inc. — Chairman, President and CEO

David, I would say clearly our opportunity is in basket. As you know, we did not have consistent productivity throughout our store in ‘03, and we’re planning some improvement in some of those key categories in the back half of the year. So if anything, our opportunity would be to have it skewed at a mid single digit to some basket improvement. That’s truly where the opportunity resides. But we certainly said, as we said we expect positive customer count increases in all four quarters.

David Mann - Johnson Rice — Analyst

Okay. Great. Thank you.

Operator

And our final question is a follow-up question from the line of Jeff Stein and Neal Goldfarb with McDonald Investments.

Jeff Stein - McDonald Investments — Analyst

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Final Transcript

BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

Two questions. First of all the direct store delivery program you referred to with Little Debbie, et cetera, is that going to be a closeout program?

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Actually, some of our DSD’s do have a closeout nature to them and some do not.

Jeff Stein - McDonald Investments — Analyst

Is this changing the concept? I mean, that’s an extreme statement, but as you become more — it sounds like you’re trying to become more and more of a convenience store, Mike.

Mike Potter - Big Lots Inc. — Chairman, President and CEO

I don’t think we’re changing the concept. If you look today in the stores you’re going to see some of those programs in existence, you’re going to see Coca-Cola at the front, some ice cream at the front, bread programs that are local vendor initiated which are actually — I wouldn’t call it closeout program but it’s a closeout price program. You’ll see a great Frito-Lay program. We’re really probably more trading kind of an in and out program. There’s a piece of our merchandise that is never out, there’s a piece of our merchandise that’s pure closeout, and then there’s some what we call in and out, and we’re sort of shifting some of what we’re buying to provide a different advantage, a more distinctive advantage for the customer. There’s absolutely no doubt, especially at front of store, there’s a lot of convenience opportunity that we have that still delivers value that can still be priced below the competition, things that customers are looking for from us. One of the things that we’ve been learning from, I think Big Lots does best when it manages both extremes incredibly well when we manage the extreme of closeout, treasure hunt, brand name, incredible bargain, then on the other extreme when we offer some consistency in product that people expect us to have. Whether it’s the batteries or bottled water, our customer just doesn’t understand a store that doesn’t provide the basic needs, and we’ve heard time and time again from our surveys that that’s an opportunity for us, and we’re just continuing with what we’ve been doing. Frankly, over the last number of years on both extremes to make all of our assortments have a distinctive advantage.

Joe Cooper — Big Lots Inc — SVP and CFO

Jeff, I would just add, the items that Mike just mentioned are truly basket driving, giving us basket driving potential. For the most part you think about grab a Coke at the front and the ice cream and the bread are not — they don’t have trade-offs to the customer’s dollar elsewhere in our store so they truly are basket driving.

Jeff Stein - McDonald Investments — Analyst

But they would low gross margin, I presume.

Joe Cooper - Big Lots, Inc. — SVP and CFO

If you took DSD’s in total they have a slight dilutive effect to gross margin, yes.

Jeff Stein - McDonald Investments — Analyst

Final question. Wondering, Mike, if you can explain the difference between scope and intrepid. Is scope an extension, compliment, or replacement to intrepid, and can you explain how the two tie together?

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Great question. I call it compliment. And if you want to think of intrepid, intrepid is the core SKU management system, the basic underpinning system that allows us to track and capture all of our merchandise information at SKU level. What scope is are the systems that ride on top of intrepid and have more to do with how you manage the information and how you use the information. So scope pertains to, as we announced, the biggest thing, although there’s a lot of features of scope, are a different planning and allocation system. So those systems are being enhanced in order to really utilize full SKU information, planning at a lower level than we’ve done before and ultimately customize the assortment and allocate with better visibility to the assortment. So our allocation system today is essentially the same system we had before intrepid. That has never been touched. But intrepid is the core underpinning. It’s the next evolution.

Jeff Stein - McDonald Investments — Analyst

Thanks.

Operator

At this time we have no further questions.

Mike Potter - Big Lots Inc. — Chairman, President and CEO

Okay. Thank you everyone. Appreciate you joining us for our fourth quarter call, and we will talk to you again at the end of the first quarter.

Operator

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Final Transcript

BLI — Q4 2003 Big Lots, Inc. Earnings Conference Call

Ladies and gentlemen, a replay of this call will be available within the hour. You can access the replay by dialing 1-800-207-7077, and entering pin number 4079. That phone number again, 1-800-207-7077, pin number 4079. Ladies and gentlemen, this concludes today’s presentation. Thank you for participating. You may now disconnect.

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